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                                                                    EXHIBIT 10.4

                                                                  August 9, 2000


     Re:  Memorandum of Understanding Regarding Greenwich Holding's West
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          Greenwich, RI Biopharmaceutical Facility
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Greenwich Holdings Inc. ("Greenwich"), a wholly-owned subsidiary of American
Home Products Corporation ("AHPC"), entered into a definitive Asset Purchase Agreement (the "Purchase Agreement") with Glaxo Wellcome Biopharmaceuticals Inc. ("GWBI"), a wholly-owned subsidiary of Glaxo Wellcome Inc. ("GW") dated as of August 23, 1999, to purchase all the real property and biological manufacturing facility located at 40 Technology Way, West Greenwich, Rhode Island, also known as the "Wel Gen" facility (the "Facility") from GWBI. On September 24, 1999, Greenwich consummated the purchase of the Facility pursuant to the terms of the Purchase Agreement.

Greenwich/AHPC and Immunex Corporation, together with its Affiliates (as defined below) ("Immunex"), by combining the strengths and competencies of each party, intend to retrofit "Suites A and D" of the Facility (hereinafter referred to solely as "Suite A") by mid-2001 to accommodate the commercial manufacture of ENBREL(R) (etanercept), to perform the initial validation runs for ENBREL and to commence commercial production of ENBREL. Greenwich/AHPC and Immunex are exploring the potential of installing equipment and capital improvements in "Suite B" of the Facility ("Phase A-3") to accommodate future commercial manufacturing needs for ENBREL. Immunex is exploring the potential of building additional biotechnology manufacturing capacity on vacant land located at the Facility outside the footprint of the existing Suites ("Phase B") in a manner which will not impact the most aggressive accelerated schedule for the retrofit of Suites A and B (i.e., Phase A-3) of the Facility.

AHPC intends to build a biopharmaceutical manufacturing facility at an affiliate site of AHPC located in Ireland ("BIOS") for the eventual manufacture of ENBREL, together with other biotechnology products, and it is anticipated that such site would be completed in approximately 2004.

Greenwich/AHPC and Immunex have agreed to enter into a Definitive Agreement (as defined below) regarding the purchase and sale of all of the outstanding capital stock of Greenwich (the "Greenwich Shares") to Immunex, pursuant to the terms set forth herein and to be included in the Definitive Agreement. This memorandum of understanding ("MOU") sets forth the mutual commitments of Greenwich/AHPC and Immunex with regard to such purchase and sale of the Greenwich Shares, and with regard to the terms and conditions that will govern the parties' management of the Facility during the retrofit of Suites A and B (i.e., Phase A-3) of the Facility.

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                                                                  August 9, 2000


1.   PARTIES:            Immunex

                         Greenwich/AHPC

2.   PURCHASE OF         Immunex shall purchase or acquire the Greenwich
     GREENWICH           Shares from Greenwich/AHPC, and Greenwich/AHPC
     SHARES:             shall sell or transfer the Greenwich Shares to
                         Immunex pursuant to the terms and conditions contained in the Definitive Agreement. By owning the Greenwich
                         Shares at the closing of the Definitive Agreement, which shall occur in accordance with the timing for Greenwich/AHPC's transfer of operational control of the Facility to Immunex set forth in Paragraph 4 below (the
                         "Closing"), Immunex will own all right, title and interest in and to the Facility and all improvements thereto since September 24, 1999.

                         Immunex's obligation to purchase the Greenwich Shares is not subject to any financing contingencies.

3.   PURCHASE PRICE:     The purchase price for the Greenwich Shares is sixty
                         million dollars ($60,000,000), plus one hundred percent
                         (100%) of any costs incurred by Greenwich/AHPC related to readying the Facility for approval by the FDA and/or
                         EMEA, including but not limited to capital expenditures, supplies, personnel costs, operating costs (including training), utilities and taxes
                         ("Facility Costs") (together, the "Purchase Price"), payable as follows:

                              (a) At the signing of the Definitive Agreement (the "Signing"), Immunex shall pay Greenwich/AHPC fifty percent (50%) of any Facility Costs incurred after September 24, 1999 and through the end of the calendar quarter just prior to the Signing. Within a reasonable time prior to the Signing, Greenwich/AHPC shall provide Immunex an invoice detailing such Facility Costs incurred

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                                                                  August 9, 2000

                                   during such period that will be payable at the Signing, and as soon as practicable thereafter, Greenwich/AHPC shall provide Immunex an invoice detailing any remaining Facility Costs incurred by Greenwich/AHPC at the end of the calendar quarter prior to Signing that had not been reimbursed by Immunex at the Signing, which invoice will be payable by Immunex within thirty (30) days.

                              (b)  Immunex shall pay Greenwich/AHPC fifty
                                   percent (50%) of Facility Costs incurred during each calendar quarter on and after the Signing within thirty (30) days after Greenwich/AHPC provides Immunex an invoice detailing such costs during such calendar quarter.

                              (c)  At the Closing, Immunex shall pay
                                   Greenwich/AHPC sixty million dollars
                                   ($60,000,000), together with all Facility
                                   Costs incurred on or after the Signing that have not previously been reimbursed by Immunex pursuant to Paragraph 3(a) or Paragraph 3(b) above. Within a reasonable time prior to the Closing, Greenwich/AHPC shall provide Immunex an invoice detailing such costs incurred during such period that will be payable at the Closing, and as soon as practicable thereafter, Greenwich/AHPC shall provide Immunex an invoice detailing any remaining Facility Costs incurred by Greenwich/AHPC prior to Closing that had not been reimbursed by Immunex at the Closing, which invoice will be payable by Immunex within thirty (30) days.

                         Immunex shall have the right to audit any invoice provided by Greenwich/AHPC hereunder against original records. Such audit will be allowed within thirty (30) days of an Immunex request.

                         Greenwich/AHPC shall not charge or otherwise pass-through to Immunex any cost of capital for any portion of the Purchase Price.

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4.   TIMING:             The parties shall enter into a mutually acceptable
                         definitive agreement (the "Definitive Agreement"), which the parties shall use diligent efforts to prepare for execution promptly after the execution and delivery of this MOU by all parties. The Definitive Agreement and the Collaboration Agreement contemplated by the Memorandum of Understanding Regarding Allocation of ENBREL Supplies that was entered into the same date as this MOU shall be executed and delivered by the parties simultaneously.

                         Greenwich/AHPC shall sell or transfer all of the Greenwich Shares to Immunex, and transfer operational control of the Facility to Immunex at the Closing, which shall be completed upon the latest to occur of the following: (a) September 30, 2002, (b) such time as at least one hundred (100) kilograms of ENBREL have been successfully manufactured at the Facility, or (c) either the FDA or the EMEA has approved the Facility for commercial production. Successful manufacture of ENBREL means production of bulk drug substance meeting all applicable ENBREL bulk drug substance specifications and FDA regulatory requirements.

                         After the Closing, a reasonable number of AHPC's and its Affiliates' personnel shall be entitled to remain at the Facility as provided for in Paragraph 5 below to facilitate AHPC's and its Affiliates' knowledge and understanding of manufacturing commercial quantities of ENBREL. An "Affiliate" shall mean any corporation or business entity of which a party hereto owns directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock, or any corporation which a party directly or indirectly controls, or any parent corporation that owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of a party or directly or indirectly controls a party. For purposes of this Agreement, Immunex shall not be deemed to be an Affiliate of Greenwich/AHPC.


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5.   PROJECT SCOPE:      The retrofit of Suites A and B (i.e., Phase A-3) of the
                         Facility is a joint project between Greenwich/AHPC and Immunex managed by Greenwich/AHPC (the "Project"), until the Closing. The Project is a cooperative effort, overseen by the Steering Committee (formed as discussed below), that recognizes and utilizes the strengths and competencies of each party. The Steering Committee shall approve an annual budget for the Facility, including a capital budget. In addition, the Steering Committee shall approve any third party or Greenwich/AHPC capital expenditures associated with the fill and finish of bulk drug substance ENBREL manufactured at the Facility.

                         A six (6)-member Steering Committee shall be formed to oversee the Project during the period of Greenwich/AHPC's ownership of the Greenwich Shares, with Immunex and Greenwich/AHPC each having three (3) representatives. The Steering Committee shall meet on at least a quarterly basis or more frequently as necessary, and decisions of the Steering Committee shall be made by consensus. The Steering Committee shall be disbanded upon Immunex's purchase of the Greenwich Shares.

                         The Steering Committee shall endeavor to reach a consensus on all matters within its purview which are in dispute within a period of ten (10) days after receiving notification that such dispute has been referred to the Steering Committee for resolution. If such a resolution cannot be reached in that time period (or earlier at the election of either party), the matter shall be referred to the Chief Operating Officer of Immunex and the President of Wyeth-Ayerst, or their designees, to resolve in a period of ten (10) days through good faith discussions, or if still unresolved, to endeavor in good faith to promptly agree upon a binding third party dispute resolution mechanism intended to promptly and fairly resolve the matter in dispute.

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                         During the period of Greenwich/AHPC ownership of the
                         Greenwich Shares, and thereafter for such transition period as agreed by the parties (which period shall in no event be more than 24 months), a reasonable number of Immunex and Greenwich/AHPC personnel will be involved in all aspects of start-up and operation of the Facility as are agreed by the parties, and will also have access to all engineering, manufacturing, quality assurance, regulatory, and all other documentation related to the Facility and the ENBREL product(s) manufactured at the Facility, it being understood that during the term of either party's ownership of the Greenwich Shares, and consistent with the terms hereunder, such party will have ultimate decision making authority with respect to day-to-day operations of the Facility.

                         Greenwich/AHPC shall allow Immunex to (a) review and approve each contract involving capital improvements to the Facility which would result in payments greater than three million dollars ($3,000,000) in the aggregate, (b) review and consult with Greenwich/AHPC on all contracts involving the Facility and its operation of duration greater than one (1) year and in an amount greater than two hundred fifty thousand dollars ($250,000) in the aggregate and (c) review and approve each contract involving the fill and finish of ENBREL produced at the Facility. Immunex shall be a party to each such contract under clause (c) above, and to the extent practicable, Greenwich/AHPC shall name Immunex a third party beneficiary under each such contract under clause (a) and (b) above.

6.   IMMUNEX             To the extent that Greenwich/AHPC requests or
     PERSONNEL           otherwise receives technical assistance related to the
     COSTS               Facility from Immunex employees, such technical
                         assistance will be reimbursed at cost by Greenwich/AHPC to Immunex on a quarterly basis. Greenwich/AHPC shall pay Immunex such costs within thirty (30) days after Immunex provides Greenwich/AHPC an invoice detailing

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                                                                  August 9, 2000

                         such costs during a calendar quarter in which such technical assistance was rendered. Greenwich/AHPC's reimbursement costs under this Paragraph 6 shall be included in the Purchase Price and paid by Immunex in accordance with the provisions of Paragraph 3 above.

7.   STAFFING:           During the period of Greenwich/AHPC's ownership of the
                         Greenwich Shares, the parties shall consult in good faith on all major hires at or relating to the Facility, defined as manager and above.

                         With the exception of existing Immunex employees, employees employed at the Facility are currently Greenwich/AHPC employees. At the Closing, a still undetermined number of such Greenwich/AHPC employees will be offered employment by Immunex. Specific provisions relating to severance liabilities will be included in the Definitive Agreement.

                         The parties shall agree on a maximum number and the job titles of personnel at the Facility before and after the Closing as candidates for transfer to BIOS to ensure continuity of operations at the Facility and the successful construction, start-up and operation of BIOS. Such number shall not exceed a reasonably small percentage of such personnel, currently estimated to be in the ten percent (10%) to fifteen percent (15%) range of the total workforce at the Facility, which number shall be agreed upon in the Definitive Agreement.

                         Greenwich/AHPC shall, except in extenuating circumstances with Immunex's approval, such approval not to be unreasonably withheld, provide at least nine
                         (9) months' prior notice to Immunex of those personnel at the Facility who will be transferred to an AHPC Affiliate such as BIOS to allow sufficient time to recruit and to train replacement personnel at the Facility.

8.   FACILITY USE:       Immunex will have complete access to the entire
                         Facility during the time of Greenwich/AHPC's

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                         ownership of the Greenwich Shares, subject to standard
                         safety and security procedures, to facilitate Immunex's participation in the Project. As between the parties, Immunex has the final authority with respect to decisions related to Phase B, including general timelines relating thereto, and with respect to conceptual design, basic engineering and detailed engineering. Such general timelines for Phase B shall be conducted in a manner which does not impact the most aggressive accelerated schedule for the retrofit of Suites A and B (i.e., Phase A-3) of the Facility.

                         Greenwich/AHPC shall lease land to Immunex for Phase B at nominal rent (i.e., $1.00 total per year) on a triple net basis.

9.   DUE DILIGENCE:      Prior to the Closing, each party will have complete
                         access to all records, documents and any other materials made available or otherwise furnished to the other party relating to the Facility.

10.  LEGAL EFFECT:       This MOU is binding. It is anticipated that the
                         Definitive Agreement will contain representations, warranties and indemnities substantially identical to those received by Greenwich/AHPC from GW/GWBI in the Purchase Agreement, with such revisions and modifications as are appropriate under these circumstances.

11.  EXPENSES:           Except as set forth herein or as otherwise agreed among
                         the parties, each party shall be solely responsible for all of its own costs and expenses, including the expenses of legal counsel, accountants and other advisors and representatives, incurred at any time in connection with pursuing the Purchase Agreement, the Definitive Agreement and the Project.

12.  BROKERS:            Each of Greenwich/AHPC and Immunex agree that no broker
                         or finder was or is involved with the Purchase
                         Agreement, the Definitive

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                         Agreement or the Project, and each of Greenwich/AHPC
                         and Immunex agree to hold each other harmless to the extent that any commission or finder's fees or claims may become due relating to the Purchase Agreement, the Definitive Agreement or the Project.

13.  SPECIFIC            The parties agree that irreparable damage would
     PERFORMANCE:        occur in the event any provision of this MOU was not
                         performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms of this MOU, in addition to any other remedy at law or equity.

14.  SEVERABILITY:       If any provision of this MOU is held to be invalid or
                         unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect.

15.  WAIVER:             Any term or condition of this MOU may be waived or
                         qualified at any time by the party entitled to the benefit thereof by a written instrument that specifically identifies this MOU and the term or condition to be waived or qualified and is executed by a duly authorized officer of such party. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

16.  SUCCESSORS AND      The terms and provisions of this MOU shall inure
     ASSIGNS:            to the benefit of, and be binding upon, each party
                         hereto and their respective successors and assigns. Any reference to Immunex, Greenwich, AHPC or Greenwich/AHPC hereunder shall be deemed to include the successors and assigns thereof.

17.  HSR ACT:            If required, prior to the Closing the parties will
                         prepare and make appropriate filings under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of
                         1976, as amended, and the rules promulgated thereunder
                         (16 C.F.R 801.1 et seq.) ("the Act") as soon as reasonably practicable. The parties agree to co-operate in the antitrust clearance process and to furnish promptly to the FTC and the Antitrust Division of the Department

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                         of Justice any additional information reasonably
                         requested by them in connection with such filings. The purchase and sale of the Greenwich Shares shall not occur until the earlier of (i) the waiting period provided by the Act shall have terminated or shall have expired without any action by any government agency or challenge to the termination, or (ii) a determination has been made by the parties that a filing under the Act is not necessary.

If this MOU accurately sets forth our mutual understanding with respect to the foregoing, please sign this MOU in the spaces provided below and return an original to our attention.

                                        Very truly yours,

                                        IMMUNEX CORPORATION

                                        By: /s/ Edward V. Fritzky
                                           ----------------------------

                                        Name:  Edward V. Fritzky
                                             --------------------------

                                        Title:  Chief Executive Officer
                                              -------------------------

Acknowledged and agreed to:

AMERICAN HOME PRODUCTS
CORPORATION

By: /s/ Kenneth J. Martin
    -------------------------

Name:  Kenneth J. Martin
       ----------------------

Title:  Senior Vice President
        ---------------------

Acknowledged and agreed to:

GREENWICH HOLDINGS INC.

By: /s/ Jeffrey S. Sherman
    -------------------------

Name:  Jeffrey S. Sherman
       ----------------------

Title:  Vice President
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